UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2010

WINLAND ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

1-15637 (Commission File Number)	41-0992135 (IRS Employer Identification No.)

1950 Excel Drive
Mankato, Minnesota 56001
(Address of Principal Executive Offices) (Zip Code)

(507) 625-7231
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Entry into Agreement to Sell Electronic Manufacturing Services (EMS) Business Unit

    On November 15, 2010, Winland Electronics, Inc., a Minnesota corporation (“Seller”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Nortech Systems, Incorporated, a Minnesota corporation (“Purchaser”).

    Pursuant to the terms of the Purchase Agreement, Seller will sell to Purchaser the Seller’s Electronic Manufacturing Services (EMS) business unit, which consists of the design and manufacture of printed circuit board assemblies and higher level products sold mainly to original equipment manufacturer customers, for an aggregate consideration of (i) $2,00,000 in cash, of which $1,500,000 will be paid at closing, $250,000 will be paid on July 1, 2011 and $250,000 will be paid on October 1, 2011, (ii) a minimum inventory consumption obligation of at least $2,200,000, and (ii) the assumption of substantially all of the liabilities of the Electronic Manufacturing Services (EMS) business unit.

    Seller has made customary representations, warranties and covenants in the Purchase Agreement.  The Purchase Agreement also contains indemnification obligations running by and among both parties.

    The Purchase Agreement may be terminated by any party if the transaction contemplated under it do not close on or before January 1, 2011.  Either Seller or Purchaser may terminate the Purchase Agreement as a result of the other parties’ material breach of any of their representations, warranties, covenants or agreements under the Purchase Agreement.

    Purchaser has agreed after the closing to manufacture products necessary for Seller in running its ongoing proprietary products business unit.

Item 8.01.    Other Events.

    On November 15, 2010, the Company issued a press release announcing its entry into the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

    (d) Exhibits

    99.1           Press Release, dated November 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winland Electronics, Inc.

Date: November 15, 2010	By:	/s/ Thomas J. de Petra
Thomas J. de Petra
President and Chief Executive Officer